LEASE
SECTION 1
REFERENCE INFORMATION

1.1 Reference Information

Reference in this Lease to any of the following shall have the meaning set forth below:

Premises:	The portion (shown on Exhibit A as Number 1) of the building (the "building")
known as West Boylston Centre, West Boylston, Massachusetts (the "Lot"),
together with the right to use Tenant's proportionate fraction of the parking provided on the Lot from time to time as further described at section 11.8

Landlord:	John W. Hadley & Catherine M. Hadley
Landlord's address:	P.O. Box 388
West Boylston, MA 01583

Tenant:	Commonwealth National Bank
Tenant's address:	33 Waldo Street
Worcester, MA 01608

Rent commencement:	July 1, 2006

Term expiration date:	The date which is ten (10) years from the frst day of the month of the Rent
Commencement Date.

Extension term(s):	Options to extend for three (3) additional terms of fve (5) years each
(individually and collectively, the "Extension Term") as provided at Section 2.3, with rent to be determined as provided below.

Annual rental rate for	Base rent for the first year will be 52,400/mo. with a 3% increase
Years 1 through 5 (2006,	every year. The rental payments are to be paid on the first day of
through 2011):	each month in twelve (12) equal payments.
Permitted uses:	Banking, Financial and Investment Products and Services with
Drive Thru Services and such other uses as are permitted as of right at the
Premises subject to Landlord's reasonable approval, such approval not to be unreasonably withheld, conditioned or delayed. The withholding of the
Landlord's approval because any proposed use would compete with the activities of another tenant in the Shopping Center, or such proposed use would violate any term of a lease with another tenant in the Shopping Center, shall in no event be deemed unreasonable. The parties further agree that as long as Tenant occupies the Premises under this Lease, the Landlord shall not lease space at the
Shopping Center or allow another occupant of the Shopping Center to operate as a bank or operate an ATM.

Public liability insurance	Bodily injury and property damage combined single limit of
limit:	52,000,000 per occurrence, $2,000,000 aggregate. The Landlord shall be named on the insurance policy as an additional insured. A renewal certificate must be received by the Landlord no later than 30 (thirty) days before expiration of said policy. The insurance carrier shall be an A-rated company or higher as rated by A.M. Best's Insurance Guide.

SECTION 2
PREMISES AND TERM

2.1 Premises

Landlord hereby leases and demises the premises to Tenant, and Tenant hereby leases the premises from Landlord subject to any and all existing encumbrances and other matters of record and subject to the terms and provisions of this Lease.

The Premises are a part of a larger parcel of land consisting of the Property that the Landlord has developed into a shopping center more particularly described on Exhibit A, attached hereto and made a part hereof (the "Shopping Center"). Those portions of the Shopping Center intended to be for the common use of the Tenant and other tenants and occupants of the Shopping Center are collectively referred to as the "Common Area" or the "Common Areas".

The Tenant has the complete responsibility for build out of the leased premises. This lease is subject to Tenant obtaining a building permit and all approvals necessary from the town o f West Boylston, and pertaining to all operations of a branch bank including, but not limited to a drive-through operation.

2.2 Term

To have and to hold the Premises for an original term beginning on the term commencement date and continuing until the term expiration date, unless sooner terminated, or extended, as hereinafter provided.

2.3 Option to Extend Term

Tenant shall have three (3) options to extend the term of this Lease for five (5) year extension term(s) provided (i) no default in the obligations of the Tenant under this Lease shall exist at the time such option is exercised and (ii) Tenant shall give written notice to Landlord of its exercise of such option not less than one hundred and eighty (180) days prior to expiration of the original or then extended tern, as the case may be. All of the terms and provisions of this Lease shall be applicable during the extension term(s), except that Tenant shall have no option to extend the term of the lease beyond the extension term(s).

SECTION 3
FIXEDAND MARKET RENT

3.1 Fixed Rent

Tenant shall pay rent to the Landlord at the address of the Landlord or at such other place, or to such other person or entity, as the Landlord may by notice to Tenant from time to time direct, at the annual fixed rental rate set forth in Section 1, in equal installments equal to one-twelfth (1/12th) of the annual fixed rental rate in advance on or before the first day of each calendar month included in the term, and for any portion of a calendar month at the beginning or end of the term, at that rate payable in advance for such portion

Tenant shall pay as additional rent a late charge equal to five percent (5%) of the amount of any fixed rent, additional rent, or other charges not paid within 10 days of when due hereunder.

SECTION 4
INSURANCE

4.1  Tenant's Insurance

Tenant shall maintain throughout the term the following insurance:

a. commercial general liability for any injury to person or property occurring on the Premises or in the drive-through area, as shown on Exhibit A attached hereto, naming as additional insureds Landlord and such persons, including, without limitation. Landlord's managing agent and mortgage lenders, as Landlord shall designate from time to time, in amounts that shall, at the beginning of the term, be at least equal to the limits set forth in Section 1, and, from time to time during the term, shall be for such higher limits as are customarily required for Tenant's operations; and
b. worker's compensation insurance with statutory limits covering all of Tenant's employees working at the
Premises.

c. Tenant shall be responsible for assurance and verification of liability and workman's comp insurance of all contractors or subcontractors providing any construction/build out services to tenant regarding the subject property.

4.2 Landlord's Insurance

Landlord shall maintain throughout the term the following insurance:

a. commercial general liability for any injury to person or property occurring on the lot or building or the Shopping Center, in such amounts and with such deductibles as are customarily required for shopping centers in Worcester, Massachusetts;

b. all-risk fire and casualty insurance on a replacement value, agreed-amount basis together with rental loss coverage and, if the Landlord so elects, floor coverage to the extent the same is available, insuring the building and its rental value, with such deductibles, if any, as Landlord shall consider appropriate; and

c. at Landlord's option, insurance against loss or damage from sprinklers and from leakage or explosions or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus. in the so-called broad form, in such amounts and with such deductibles as Landlord may consider appropriate and insurance against such other hazards and in such amounts as may from time to time be required by any bank, insurance company, or other lending institution holding a mortgage on the building.

4.3 Requirements Applicable to Insurance Policies

All policies of insurance required under the provisions of Section 4.1 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein. Tenant agrees to furnish Landlord with insurance company certificates of all such insurance and copies of the policies prior to the beginning of the Term hereof and of each renewal policy at least thirty (30) days prior to the expiration of the policy it renews. Each such policy shall be noncancellable with respect to the interest of the Landlord and Landlord's mortgages without at least thirty (30) days prior written notice thereto.

SECTION 5
TAXES, UTILITIES,
COMMON AREA MAINTENANCE EXPENSES

5.1 Utilities

All utilities will be separately metered (or sub-metered) to the Tenant's rental space. and Tenant shall be solely responsible for all utilities during the Term or any renewal thereof including, but not limited to, heat, hot water, electricity, and water and sewer charges.

Expenses which Tenant shall be responsible for shall not include:

(i) Costs incurred because the Landlord or another tenant violated the terms of any lease;

(ii) Repairs or other work needed because of fire, windstorm or casualty against the Landlord;

(iii) Costs, fines or penalties incurred because Landlord violated any Governmental rule or authority;

(iv) Costs incurred by Landlord for alterations that are considered capital improvements and replacements under generally accepted accounting principals consistently applied except that the annual amortization of these costs may be included;

(v) Costs incurred to survey, clean up, contain, abate, remove or otherwise remedy hazardous wastes or asbestos containing materials from the Premises, building or the Shopping Center.

5.2 Taxes

The Tenant shall pay a pro rata share of the total tax bill for the shopping plaza property, pro rated from June 1, 2006, and to be paid bi-annually, with 50% of said amount due on December 31st and 50% due on June 30th of the respective fiscal year, Landlord to provide tenant with copies of tax bills no less than 30 days prior to the date the said payment is due.

SECTION 6
LANDLORD'S COVENANTS

6.1  Common Area Maintenance

Subject to Sections 7 and 8, Landlord shall maintain and repair the Common Areas, including the parking lot and any landscaping or plantings at the Shopping Center, and Landlord shall clean and provide snow plowing for all of the Common Are, including the drive-through area;

6.2 Trash

Landlord shall provide a trash receptacle(s) in the dumpster enclosure(s). Tenant shall breakdown or compact cardboard prior to placing receptacle and place same in separate cardboard receptacle, if directed by the Landlord. Tenant will bag and place its trash and garbage in the trash receptacle provided by the Landlord. No material will be placed in the trash boxes or receptacles if such material may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal will be made only through entryways and elevators provided for such purposes and at such times as Landlord designates. Removal of any furniture or furnishings, large equipment, package crates, packing materials and boxes will be the responsibility of each tenant. Such items may not be disposed of in the Building trash receptacles, nor will they be removed by the Building's janitorial service, except at Landlord's sole option and at the Tenant's expense. No furniture, appliances, equipment, or flammable products of any type may be disposed of in the Building trash receptacles. Tenant may at its option and expense secure its own trash disposal services.

SECTION 7
TENANT'S COVENANTS

7.1 Use

Tenant shall use the premises only for the permitted uses and shall from time to time procure all licenses and permits necessary therefore at Tenant's sole expense.

7.2 Repair and Maintenance

Except otherwise provided in Section 6 and 8, Tenant shall keep the Premises, including all plumbing, electrical, heating, air-conditioning and other systems therein and exclusively serving the Premises, in good order, condition, and repair and in at least as in good order, condition, and repair as they are in on the commencement date or date installed if put in during the term, only reasonable use and wear expected. However, with the exception of the air conditioning system, Tenant will only be responsible for inside maintenance and repairs; exterior, ie. from the exterior of building out, shall remain Landlord's responsibility. Tenant shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. Tenant shall keep in a safe, secure, and sanitary condition all trash and rubbish temporarily stored at the premises in connection with Tenant's use of the premises. The maintenance of the drive-through area physical premises shall be the responsibility of the Tenant, but snow removal, etc. will be the responsibility of the Landlord.

7.3 Compliance with Law and Insurance Requirements

Tenant shall make all repairs, alterations, additions, or replacements to the Premises required by any law or ordinance, or any order or regulation of any public authority arising from Tenant's specific use of the premises, and shall keep the premises equipped with all safety appliances so required. Tenant shall not dump, fush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage, or other waste disposal system serving the premises, or generate, store, or dispose of hazardous substances in or on the premises, or dispose of hazardous substances from the premises to any other location without prior written consent of Landlord and then only in compliance with the Resource Convention and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et sq.; the Massachusetts Hazardous Waste Management Act, G.L. c. 21 C, as amended: the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, G.L. c. 21 E, as amended; and all other applicable codes, regulations, ordinances, and laws. Tenant shall notify Landlord of any incident that would require fling of a notice under Chapter 232 of the Acts of 1982 and shall comply with the orders and regulations of all government authorities with respect to zoning, building, fire, health, and other codes, regulations, ordinances, or laws applicable to the premises. "Hazardous substances" as used in this section shall mean "hazardous substances" as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, U.S.C. § 9601, and regulations adopted pursuant to said act.

Landlord may, if it so elects, after notice to Tenant and provided Tenant has no reasonable objection to such work, make any repairs, alterations, additions, or replacements referred to in this section that affect the building structure or the building systems, and Tenant shall reimburse Landlord for the cost thereof on demand. Tenant will provide Landlord, from time to time on Landlord's request, with all records and information regarding any hazardous substance maintained on the premises by Tenant.

Landlord shall have the right, at its expense, during Tenant's regular business houses, with reasonable advance notice, to make such inspections as Landlord shall reasonable elect from time to time to determine if Tenant is complying with this section.

Tenant shall comply promptly with the recommendations of any insurer, foreseen or unforeseen, ordinary as well as extraordinary, that may he applicable to the premises by reason of Tenant's use thereof. In no event shall any activity be conducted by Tenant on the premises that may give rise to any cancellation of any insurance policy or make any insurance unobtainable.

7.4 Tenant's Work

Tenant will be responsible for renovations, improvements, and maintenance thereof to the premises during the term of the lease. The Tenant shall be responsible for the fabrication and installation of its sign panel on the main sign structure. Tenant shall be entitled to erect and shall be responsible for the purchase, installation, and maintenance of two (2) lit signs on the premises. Any such sign shall not cover more than thirty (30) square feet of wall area measured by the perimeter combined sign element(s). Tenant shall also have the right to install directional signs at the corner indicating of the entrance and exit of the Premises and the drive through and ATM areas. Any sign and the method and location of installation must comply with all laws, regulations and ordinances, must have proper permits, and must be approved by the Landlord prior to its installation. Landlord shall not unreasonable withhold any such approval. Tenant shall not make any other exterior or structural or interior non-structural (costing more than $10,000 in each instance) installations, alterations, additions, or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings, or floors, without on each occasion obtaining the prior written consent of the Landlord. Any such work si approved by Landlord shall be performed only in accordance with plans and specifications that are certified by a licensed architect and approved by Landlord. Tenant shall procure at Tenant's sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner, employing materials of good quality and so as to conform with all applicable zoning, building, fire, health, and other codes, regulations, ordinances, and laws, and with all applicable insurance requirements. Tenant shall keep the premises all times free of liens for labor and materials. Tenant shall require all contractors employed by Tenant to carry workers' compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the premises in amounts that at least equal the limits set forth in Section 1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall save landlord harmless and indemnified from all injury, loss, claims, or damage to any person or property occasioned by, or growing out of such work. Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects.

7.5 Indemnity

Tenant shall defend, with counsel, all actions against Landlord; any partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord; holders of mortgages secured by the building: and any other party having an interest in the Premises ("indemnified parties") with respect to, and shall pay, protect. indemnify, and save harmless, to the extent permitted by law, all indemnified parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands, or judgments of any nature arising from (a) injury to or death of any person, or damage to or loss of property, occurring on the Premises or connected with the use, condition, or occupancy of any thereof unless caused by the negligence of Landlord or its servants or agents; (b) violation of this Lease by Tenant; © for any and all claims arising on, or from the use of, the drive-through area described in Exhibit A attached hereto, it being the intent of the parties that the Tenant shall have complete and sole responsibility for such drive-through area; or (d) any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees, or invitees.

7.6 Landlord's Right to Enter

Due to the security inherent in banking operations, Landlord and Tenant agree that Landlord and its representatives shall not enter the Premises without being accompanied by the Tenant. The parties further agree that Tenant shall pen-nit Landlord and its agents to enter the premises at reasonable times and on reasonable notice during Tenant's regular business hours (except in the case of emergencies consisting or imminent threats to the safety and/or integrity of the Premises, building or Shopping Center, in which event Landlord shall endeavor, to the extent practicable, to notify the emergency contact representative of the Tenant designated for such purposes prior to entering the Premises) to examine the Premises; make such repairs and replacements as Landlord may elect, without, however, any obligation to do so; and show the Premises to prospective purchasers and landers, and, during the last year of the term, to prospective tenants and to keep affixed in suitable places notices of availability to the Premises. Until further notice to Landlord, the Tenant's designated official for emergency contact and access purposes is: Andrea White whose pone numbers are: (1) Work (508) 793-8368; (ii) Cell (508) 612-9526; and (iii) Home (508) 234-4463.

7.7 Personal Property at Tenant's Risk

All furnishings, fixtures, equipment, effects, and property of every kind of Tenant and of all persons claiming by, through, or under Tenant that may be on the premises shall be at the sole risk and hazard of th Tenant, and if the whole or any part thereof shall be destroyed or damages by fire, water, or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, or by theft, or from any other cause, no part of such loss or damage shall be the responsibility of the Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant for any injury, loss, damage, or liability not covered by Tenant's insurance to the extent prohibited by law. Tenant shall insure Tenant's personal property.

7.8 Payment of Landlord's Cost of Enforcement

Tenant shall pay, on demand, Landlord's expenses, including reasonable attorneys' fees, incurred in enforcing any obligation of Tenant under this lease or in curing any default by Tenant under this Lease provided in Section 9.4.

7.9 Yield Up

At the expiration of the term or earlier termination of this Lease, Tenant shall surrender all keys to the premises, remove all of its trade fixtures and personal property in t he premises, remove such installations and improvements made by Tenant (after the completion of the Tenant's work described in Exhibit B of this Lease) as Landlord may request and all Tenant's signs wherever located, repair all damage caused by such removal, and yield up the premises (including all installations or improvements made by Tenant except for trade fixtures and such installations and improvements made by Tenant as Landlord shall request Tenant to remove) broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the premises under this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay Landlord entire cost and expense incurred by it in effecting such removal and disposition in making any incidental repairs and replacements to the premises and for use and occupancy during the period of expiration of the term and prior to Tenant's performance of its obligations under this Section 7.9.

7.10 Estoppel Certificate

On not less than ten (10) business days' prior notice by landlord, Tenant shall execute, acknowledge, and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that, except as stated herein, Tenant has no knowledge or any defenses, offsets, or counterclaims against its obligations to pay fixed rent and additional rent and any other charges and to perform its other covenants under this lease (or, if there have been any modifications, the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail), the dates to which the fixed rent and additional rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail). Any such statement delivered pursuant to this Section 7.10 may be relied on by any prospective purchaser or mortgagee of the building.

7.11  Landlord's Expenses Regarding Consents

Tenant shall reimburse Landlord promptly on demand for all reasonable legal and other expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

7.12 Rules and Regulations

Tenant shall comply with such reasonable rules and regulations as may be adopted from time to time by Landlord to provide for the beneficial operation of the lot and building.

7.13 Holding Over

Tenant shall vacate premises immediately upon the expiration or sooner termination of this Lease. If tenant retains possession of the premises or any part thereof after the termination of the term without Landlord's express consent, Tenant shall pay Landlord rent at double the monthly rate for total rent specified in Section I for the time Tenant thus remains in possession and, in addition thereto, shall pay Landlord for all damages, consequential as well as direct, sustained by reason of Tenant's retention of possession. The provisions of this section do not exclude Landlord's rights of reentry or any other right hereunder, including, without limitation, the right to refuse triple the monthly rent and instead remove the Tenant through summary proceedings for holding over beyond the expiration of the term of this Lease.

7.14 Assignment and Subletting

Tenant shall not assign, transfer, mortgage, or pledge this Lease or grant a security interest in Tenant's rights hereunder or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, or encumbered, in whole or in part, whether voluntary, involuntary, or by operation of law, or permit the occupancy of the premises by anyone other than Tenant without Landlord's prior written consent. Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease, or other encumbrance, except with prior written approval thereof from Landlord, shall be void. No assignment, transfer, mortgage, grant of security interest, sublease, or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's approval in any other case.

Within thirty (30) days after Landlord's receipt of any request for consent under the preceding paragraph, Landlord may, at its option by notice to Tenant, elect to terminate this Lease in the case of a proposed assignment or proposed sublease of the entire premises. Upon such termination, Tenant shall have no further liability under this Lease. Tenant may assign this Lease and sublet the Premises without the Landlord's consent if such subletting or assignment is to a subsidiary or any entity controlled by or under common control with Tenant or by virtue of a merger or other reorganization or by a sale of substantially all of the Tenant's assets. Any assignment or subletting (whether with Landlord's consent or in an instance not requiring Landlord's consent), shall not relieve the tenant of any liability hereunder, however, if for any assignment or sublease Tenant shall receive rent or other consideration, either initially or over the term of the assignment or sublease. in excess of the rent called for hereunder (or in the case of the sublease of part, in excess of such rent allocable to the part) after appropriate adjustments to assure that all over payments called for hereunder are taken into account, Tenant shall pay to Landlord, as additional rent, one-half (%) of such excess of such payment of rent or other consideration received by Tenant, promptly after it's receipt.

7.15 Overloading and Nuisance

Tenant shall not injure, overload, deface, or otherwise harm the premises; commit any nuisance, permit the emission of any objectionably noise, vibration, or odor; make allow or suffer any waste; or make any use of the premises that is improper, offensive, or contrary to any law or ordinance that will invalidate any of Landlord's insurance. Landlord agrees that it shall impose these same restrictions on all other tenants of the Shopping Center.

SECTION 8
CASUALTY OR TAKING

8.1  Termination

In the event that greater than twenty-five percent (25%) of the building or the lot shall be taken by any public authority for any public use or destroyed by the action or any public authority (a "taking"), this Lease may be terminated by either Landlord or Tenant effective on the effective date of the taking. In the event that the premises shall be destroyed or damaged by fire or casualty (a "casualty") and if Landlord's architect, engineer, or contractor shall determine that it will require in excess of one hundred eighty (180) days from the date or the casualty to restore the premises, this lease may be terminated by either the Landlord or Tenant by notice to the other within thirty (30) days after the casualty. In the case of a taking, such election, which may be made notwithstanding the fact that Landlord's entire interest may have been divested, shall be made by the giving of notice by Landlord or Tenant to the other within thirty (30) days after Landlord or Tenant, as the case may be, shall receive notice of the taking.

8.2 Restoration

In the event of a taking or a casualty, if neither Landlord nor Tenant exercises the election to terminate provided in Section 8.1, this lease shall continue in force and a just proportion of the fixed rent and other charges hereunder, according to the nature and extent of the damages sustained by the Premises and the Shopping Center, including access thereto, but not in excess of an equitable portion of the net proceeds of insurance recovered by the Landlord under the rental insurance carried pursuant to Section 4.2, shall be abated until the premises, or what may remain thereof, shall be put by Landlord in proper condition for use subject to zoning and building laws or ordinances then in existence, which, unless Landlord or Tenant has exercised its option to terminate pursuant to Section 8.1, Landlord covenants to do with reasonable diligence at Landlord's expense. Landlord's obligations with respect to restoration shall not require Landlord to expend more than the net proceeds of insurance recovered by Landlord's mortgagees. "Net proceeds of insurance recovered or damages awarded" refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord in connection with the collection of the same, including, without limitation, fees and expenses of Landlord in connection with the collection of the same, including, without limitation, fees and expenses for legal and appraisal services.

8.3 Award

Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant's rights to such damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Notwithstanding anything else in this Section 8.3, Tenant may claim and recover from the condemning authority a separate award for Tenant's personal property and fixtures paid for by Tenant and any other award that would not substantially reduce the award payable to Landlord. Each party shall seek its own award, as limited by this Section, at its own expense, and neither shall have any right to the award made to the other.

SECTION 9
DEFAULT

9.1  Events of Default

a. If tenant shall default in the performance of any of its obligations to pay the fixed rent, additional rent, or any other sum payable hereunder, and if such default shall continue for five (5) days after notice from Landlord designating such default;

b. If within thirty (30) days after notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion;

c. If any assignment for the benefit of creditors shall be made by Tenant:

d. If Tenant's leasehold interest shall be taken on execution or other process of law in any action against Tenant;

e. If a lien or other involuntary encumbrance is fled against Tenant's leasehold interest and is not discharged or bonded over within thirty (30) days thereafter;

f. If a petition is fled by Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect; or

g. If an involuntary petition under any of the provisions of said Bankruptcy Code is fled against Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter,

then, and in any of such cases, Landlord and the agents and servants of the Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach or covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and on the premises or any part thereof in the name of the whole, or mail a notice of termination addressed to the Tenant, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies that might otherwise be used for arrears of rent or prior breach of covenant, and on such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including, without limitation, rights of redemption, if any) to the extent such right may be lawfully waived. Landlord, without notice to Tenant, may store Tenants effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2 Remedies

In the event that this lease is terminated under any of the provisions contained in Section 9.1, Tenants shall pay forthwith to Landlord, compensation, the excess of the total rent observed for the residue of term over the fair market rental value of the premises for the residue of the term. In calculating the rent reserved there shall be included, in addition to the fixed rent and additional rent, the value of all other considerations agreed to be paid or performed by Tenant during the residue. As additional and cumulative obligations after any such termination, Tenant shall also pay punctually to Landlord all the sums and shall perform all the obligations that Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid to Landlord pursuant to the first sentence of this Section 9.2 and also with the net proceeds of any rent obtained by Landlord by reletting the premises, after deducting all Landlord's reasonable costs, brokerage commissions, fees for legal services, and expenses of preparing the premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the premises or any part or parts thereof for a term or terms that may, at Landlord's option, be equal to or less than or exceed the period that would otherwise have constituted the balance of the term hereof and may grant such concessions and free rent as Landlord in the reasonable judgment considers advisable or necessary to relet the same, and (ii) make such alterations, repairs, and decorations in the premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release of reduce Tenant's liability as aforesaid.

9.3 Cumulative Remedies

Except as otherwise expressly provided herein, any and all rights and remedies to Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with one another, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law; provided, however, that Landlord agrees to use reasonable efforts to mitigate its damages.

9.4 Landlord's Right to Cure Defaults

At any time following 10 (the) days' prior notice to Tenant (except in cases or emergency when no notice shall be required), Landlord may (but shall not be obligated to) cure any default by Tenant under this Lease, and whenever Landlord so elects. all costs and expenses incurred by Landlord, including reasonable attorneys' fees, in curing a default shall he paid by Tenant to Landlord as additional rent on demand, together with interest thereon at the rate provided in Section 9.7 from the date of payment by Landlord to the date of payment by Tenant.

9.5 Effect of Waivers on Default

Any consent or permission by landlord to any act or omission that otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition here in, or otherwise operate to permit the same or similar acts or omissions except as to the specific instance. The failure of Landlord to seek redress for violation of, or to insist on the strict performance of any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach by Landlord or of any of Landlord's remedies on account thereof, including its right of termination for such default.

9.6 No Accord and Satisfaction

No acceptance by Landlord of a lesser sum than the fixed rent, additional rent, or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due. Any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy under this Lease or otherwise.

SECTION 10
MORTGAGES

10.1  Rights of Mortgage Holders

Except for the rent paid upon the execution of this Lease, no fixed rent, additional rent, or any other charge shall be paid more than ten (10) days prior to the due date thereof, and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee.

In the event of any act or omission by Landlord that would give Tenant the right to terminate this Lease or to claim a partial or total eviction. Tenant shall not exercise any such right (a) until it shall have given notice, in the manner provided in section 11. 1, of such act or omission to the holder of any mortgage encumbering the premises whose name and address shall have been furnished to the Tenant in writing, at the last address so furnished, and (b) until a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, provided that following the giving of such notice, Landlord or such holder shall, with reasonable diligence, have commenced and continued to remedy such act or omission or to cause the same to be cured.

In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage now or hereafter encumbering the premises, Tenant shall attorn to the purchaser on such foreclosure or sale or on any grant of any a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease provided that purchases agrees to recognize the rights of Tenant under this Lease.

This Lease shall be subject and subordinate to any and all mortgages, deeds, and trusts and other instruments in the nature of a mortgage, now or at any time hereafter, on lease premises Tenant shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deed of trust or other such instruments in the nature of a mortgage provided that the mortgagee or holder or said mortgage enters into an agreement with Tenant by the terms of which such holder will agree to recognize the rights of Tenant under this Lease and to accept Tenant as tenant of the premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise, and Tenant will agree to recognize the holder of such mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder on anyone purchasing said premises at any foreclosure sale a "Subordination Non-Disturbance and Attornment Agreement" or "SNDA"). Tenant and Landlord agree to execute and deliver any appropriate SNDA instruments customarily used by the holder and necessary to carry out the agreements contained in this section 10.1. Any such mortgage to which this Lease shall be subordinated may contain such terms, provisions, and conditions as the holder deemed usual or customary. Tenant agrees to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this section 10.1.

SECTION 11
MISCELLANEOUS PROVISIONS

11.1  Notice From One Party to the Other

All notices required or permitted hereunder shall be in writing, sent by certified or registered mail, postage prepaid and addressed, if to Tenant, at the original address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the original address of Landlord or such other address as Landlord shall have last designated by notice in writing to tenant. Any notice shall be deemed duly given when delivered or tendered for delivery at any such address.

11.2 Quiet Enjoyment

Landlord agrees that on Tenant's paying the rent and performing and observing the terms. covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold, and enjoy the premises during the term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

11.3  Lease Not to Be Recorded; Notice of Lease

Tenant agrees that it will not record this Lease. Landlord and Tenant agree that they will enter and record a notice of lease in form reasonable acceptable to Landlord at the expense of the Tenant.

11.4  Bind and Inure; Limitation of Landlord's Liability

The obligations of this Lease shall run with the land, and this Lease shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the premises shall be liable under this Lease except for breaches of Landlord's obligations occurring while owner of premises. The obligations of Landlord shall be binding on the assets of Landlord, which compromise the Premises, including the proceeds thereof but not on other assets of Landlord. No individual partner, trustee, stockholder, officer, director, employee, or beneficiary of

Landlord shall be personally liable under this Lease, and Tenant shall look solely to Landlord's interest in the premises in pursuit of its remedies on an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees, or beneficiaries of Landlord shall not be subject to levy, execution, or other enforcement procedure for the satisfaction of the remedies of Tenant.

11.5 Force Majeure

In any case where either party hereto is required to do any act, delays caused by, or resulting from, acts of God, ware, civil commotion, fire, flood, or other casualty; labor difficulties, shortages of labor, materials or equipment; government regulations; unusually severe weather; or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time, or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.

11.6 Landlord's Default

Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and unless within thirty (30) days after notice from Tenant to Landlord specifying such default Landlord has not commenced diligently to correct the default so specified or has not thereafter diligently pursued such correction to completion. Tenant shall have no right, for any default by Landlord, to offset or counterclaim against any rent due hereunder.

11.7 Brokerage

The parties warrant and represent to one another that they have had no dealings with any broker or agent in connection with this Lease.

11.8 Parking

The Tenant, its employees and patrons, are granted the right to use the parking areas on the Lot in common with other tenants in the building. All employees of all tenants in the Shopping Center shall be required to park their vehicles behind the Building. Landlord reserves the right to modify this requirement in its sole discretion if the rear parking area is inadequate to accommodate all of said employees.

11.9 Miscellaneous

This Lease shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. There are no prior oral or written agreements between Landlord and Tenant affecting this Lease.

WITNESS the execution hereof under the seal as of the 14th day of August, 2006

LANDLORD:	TENANT:

/s/John M. Hadley	COMMONWEALTH NATIONAL BANK
John W. Hadley

/s/Catherine M. Hadley	By: /s/Charles R. Valade
Cathering M. Hadley	Charles R. Valade, President and CEO

AMENDMENT TO LEASE

The lease between John W. Hadley and Catherine M. Hadley and Commonwealth National Bank regarding the property at 26 West Boylston Street, West Boylston, Massachusetts with a commencement date of July 1, 2006 and as dated August 14, 2006 is hereby amended as follows:

The first month's rent (July 1, 2006 through July 31, 2006) is hereby reduced from $2,400.00 to $1,200.00.

LANDLORD:	TENANT:
COMMONWEALTH NATIONAL BANK

/s/John W. Hadley	/s/Charles R. Valade
John W. Hadley	Charles R. Valade, President and CEO

/s/Catherine M. Hadley
Catherine M. Hadley